Exhibit 6

AGREEMENT

JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Perfect Moment Ltd., and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: February 20, 2024	FERMAIN LIMITED

	By:	/s/ Adaliz Lavarello
		Name:	Adaliz Lavarello
		Title:	Authorised Person for Corporate Director

	By:	/s/ David Clarke
		Name:	David Clarke
		Title:	Authorised Person for Corporate Director

Date: February 20, 2024	MAX GOTTSCHALK

	By:	/s/ Max Gottschalk
		Name:	Max Gottschalk

Date: February 20, 2024	JANE GOTTSCHALK

	By:	/s/ Jane Gottschalk
		Name:	Jane Gottschalk